North America Structured Investments  3yr INDU/RTY/SPX Uncapped Dual Directional Buffered Return Enhanced Notes  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer:   JPMorgan Chase Financial Company LLC  Guarantor:   JPMorgan Chase & Co.  Minimum Denomination:   $1,000  Underlyings:   Dow Jones Industrial Average ® , Russell 2000 ®   Index and S&P 500 ®   Index  Pricing Date:   August 31, 2026  Observation Date:   August 31, 2029  Maturity Date:   September 6, 2029  Upside Leverage Factor:   At least 1.275*  Buffer Amount:   20.00%  Payment At Maturity:   If the Final Value of each Underlying is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Least Performing Underlying Return × Upside Leverage Factor) If (i) the Final Value of one or more Underlyings is greater than its Initial Value and the Final Value of the other Underlying or Underlyings is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount or (ii) the Final Value of each Underlying is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Absolute Underlying Return of the Least Performing Underlying)  This payout formula results in an effective cap of 20.00% on your return at maturity if the Least Performing Underlying Return is negative. Under these limited circumstances, your maximum payment at maturity is $1,200.00 per $1,000 principal amount note.  If the Final Value of any Underlying is less than its Initial Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + [$1,000 x (Least Performing Underlying Return + Buffer Amount)]  If the Final Value of any Underlying is less than its Initial Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.  CUSIP:   46661KCF3  Preliminary Pricing Supplement:   http://sp.jpmorgan.com/document/cusip/46661KCF3/doctype/Product_Termsheet/document.pdf  Estimated Value : The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above.  * The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.275 ** Reflects Upside Leverage Factor equal to the minimum set forth herein, for illustrative purposes.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. - The "total return" as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. - The hypothetical returns on the Notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.  Hypothetical Returns on the Notes at Maturity**  Least Performing Underlying Performance   Note Payoff at Maturity  Payment at Maturity Least Performing Underlying Return  Least Performing Underlying Return  Absolute Underlying Return  Total Return on the Notes  65.000%   N/A   82.875%  50.000%   N/A   63.750%  30.000%   N/A   38.250%  20.000%   N/A   25.500%  10.000%   N/A   12.750%  5.000%   N/A   6.375%  0.000%   0.00%   0.000%  -5.000%   5.00%   5.000%  -10.000%   10.00%   10.000%  -20.000%   20.00%   20.000%  -30.000%   N/A   -10.000%  -40.000%   N/A   -20.000%  -60.000%   N/A   -40.000%  -80.000%   N/A   -60.000%  -100.000%   N/A   -80.000%

North America Structured Investments  3yr INDU/RTY/SPX Uncapped Dual Directional Buffered Return Enhanced Notes  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com  Selected Risks  ●   Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.  ●   Your maximum gain on the notes is limited by the Buffer Amount if the Least Performing Underlying Return is negative.  ●   Your payment at maturity will be determined by the Least Performing Underlying.  ●   You are exposed to the risk of decline in the value of each Underlying.  ●   Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.  ●   No interest payments, dividend payments or voting rights.  ●   JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ®  Index and the Dow Jones Industrial Average™.  ●   The notes are subject to the risks associated with small capitalization stocks.  ●   As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent activities and has limited assets.  Selected Risks (continued)  ●   The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  ●   The estimated value of the notes is determined by reference to an internal funding rate.  ●   The estimated value of the notes does not represent future values and may differ from others’ estimates.  ●   The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.  ●   Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.  ●   Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines.  ●   The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.  The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.  Additional Information  SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement, as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-293684 and 333-293684-01